EXHIBIT 99.1
                                 PRESS RELEASE




                                   PhotoWorks(R)
                                      picture what's next(TM)

NEWS RELEASE
PhotoWorks, Inc.   1260 16th Avenue West, Seattle, WA 98119   www.photoworks.com
--------------------------------------------------------------------------------
Company Contact:                           Investor Contact:
----------------                           -----------------
Howard Lee, CEO/President                  Lillian Armstrong/David Barnard
Loran Cashmore Bond, CAO/Treasurer         lillian@lhai-sf.com/david@lhai-sf.com
(206) 281-1546                             Lippert/Heilshorn & Associates
ir@photoworks.com                          (415) 433-3777
-----------------                          Keith Lippert (212) 838-3777


          PHOTOWORKS, INC. ANNOUNCES SECOND QUARTER FISCAL 2001 RESULTS
                  Company raises $2.5 million in new financing

Seattle, April 26, 2001 -- PhotoWorks, Inc. [Nasdaq NM: FOTO], the leading online photo services company, today announced financial results for its second quarter ended March 31, 2001. During the quarter, the Company continued to realign its cost structure to actively manage expenses and cash as it focuses its efforts on future profitability. The Company also has secured $2.5 million in new financing with investment advisory clients of Zesiger Capital Group LLC.

New Financing
The Company closed $2.5 million subordinated debentures with investment advisory clients of Zesiger Capital Group LLC on April 25, 2001. The subordinated debentures carry a 7% interest rate and are convertible at the discretion of the holders, into Series B Preferred Stock at a conversion price of $75.00 per share, one year after closing. Each share of Series B Preferred Stock is convertible, at the option of the holder, at any time into 100 shares of Common stock (Series B conversion to common stock results in $.75 per common share). If not previously converted, the Debentures will be repaid five years from closing.

Company Expects to be Close to Cash Flow Neutral for Remainder of Fiscal 2001 The Company continues to manage its costs to support the current level of revenues, with the goals of being close to cash flow neutral for the remainder of fiscal 2001 and profitable in the fourth quarter (July-September) of fiscal 2001. In March 2001, the Company continued to gain operating efficiencies and lower its cost structure by reducing its workforce by approximately 18%. In addition, the Company anticipates the introduction of new products and services combined with marketing initiatives will contribute to sequentially stronger revenues in the third and fourth quarters of fiscal 2001. As discussed in the first quarter of fiscal 2001, current marketing initiatives focus on the Company's current customer base through reactivation and retention programs. Early results from the retention and reactivation programs and other merchandizing tests indicate some promising results.

Second Quarter Results
As expected, the Company reported a decline in net revenues in the second quarter of fiscal 2001. Net revenues for the second quarter were $12,690,000, compared to $18,796,000 for the second quarter of fiscal 2000. Significant decreases in marketing expenditures in the first and second quarters of fiscal 2001 combined with an overall softness in the industry contributed to the lower net revenues as compared to the prior year. The Company reported a net loss of $6,896,000, or a loss of $.42 per share, for the second quarter compared to a net loss of $4,791,000, or a loss of $.29 per share, in the second quarter of fiscal 2000.

"As we anticipated, revenues and earnings decreased for the quarter, but we have accomplished short-term goals that we believe will help us achieve projected profitability in the fourth quarter of fiscal 2001," said Howard Lee, President and CEO of PhotoWorks. "We believe the $2.5 million financing, which closed yesterday, combined with cost effective marketing and lower operational costs will carry us through a tough time in the photofinishing and online services industries. We expect that upcoming product introductions will continue our tradition of providing customers with innovative ways to use and enjoy their photos. In addition, we will continue to execute our plan to achieve profitability and explore and investigate alternatives to gain operational efficiencies and strengthen our company for the future."

Second Quarter Highlights
During the second quarter of fiscal 2001, the Company made significant progress in resolving certain outstanding issues. The Company announced yesterday that it has reached an out-of-court settlement regarding a nationwide class action lawsuit related to the Company's processing and film offers. Without admitting wrongdoing or liability, PhotoWorks agreed with class representatives to settle the lawsuit for agreements regarding future business conduct, distribution of film and discount coupons to the public and disclosure of film processing information. The Company also agreed to amounts payable to the class representatives and class counsel of approximately $335,000 that was accrued in the second quarter of fiscal 2001 as other expense. The settlement is subject to Court approval.

In addition, the Company negotiated with several of its Internet partners to reduce cash payments and other promotional expenses related to partnering agreements. The Company also wrote off approximately $236,000 of fixed assets no longer in use due to reductions in processing volumes and other production changes.

Conference Call
An investor conference call has been scheduled for today, Thursday, April 26, 2001 at 8:00 am Pacific Time to discuss the second quarter results. The conference call will be broadcast live over the Internet. To listen to the call over the Internet, go to PhotoWorks' Web site at www.photoworks.com. If you cannot listen to the conference call live, a replay will be available on PhotoWorks' Web site for 90 days. If you do not have Internet access, a replay of the call will be available from April 26, 2001 at 10:00 a.m. Pacific Time to May 3, 2001 at 10:00 a.m. Pacific Time by dialing 1-800-633-8284 and entering access code 18417406.

About PhotoWorks(R)
PhotoWorks is the leading online photo services company dedicated to providing its customers with innovative ways to enjoy and use their photos. The PhotoWorks service provides both traditional and digital camera owners with the easiest way to archive and organize photos online, share them with friends and family, and order reprints, photo albums and other gifts.

PhotoWorks draws upon a unique dual heritage as a top-rated photofinisher with over twenty years of experience along with a tradition of innovation and leadership in digital and online photo services. PhotoWorks was the first to offer free scanning, online archiving and e-mail sharing services to both traditional and digital camera users, and hosts the largest consumer online photo archive in the world, currently with over 175 million images.

Based in Seattle, PhotoWorks, Inc. [Nasdaq NM: FOTO] was founded in 1978. The Company generated over $70 million in net revenues for the 12 months ended March 31, 2001. More information is available at www.photoworks.com or by calling 1.800.746.8696.

Safe Harbor  Statement  under the Private  Securities  Litigation  Reform Act of
1995:
Statements in this news release concerning future profitability, fourth quarter profitability and cash neutral goals, leadership in online digital imaging and photo-sharing, sequentially stronger revenues, results from retention and reactivation programs, results from merchandizing tests, operational efficiencies, seasonality, growth of archive as an indicator of future business activities, marketing initiatives, product launches, future products, services and opportunities in online digital imaging and photo sharing, and any other statement which may be construed as a prediction of future capabilities, performance or events are forward-looking statements, the occurrence of which are subject to a number of known and unknown risks and uncertainties which might cause actual performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include the possibility of delays in the expansion of image storage capacity due to delays in deliveries from suppliers or technical problems; system performance problems due to technical difficulties, system malfunctions, Internet interruptions or other factors; pricing and other activities by competitors, execution of marketing programs; and other risks including those described in the Company's Annual Report on Form 10-K and those described from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications.



                            -Financial Tables Follow-

                                PHOTOWORKS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share and share data)

                                                     Second Quarter Ended                           Six Months Ended
                                               -----------------------------------       ------------------------------------
                                               March 31, 2001     March 25, 2000          March 31, 2001       March 25, 2000

     Net revenues                                   $ 12,690           $18,796                $27,675             $39,287
     Cost of goods and services                       10,947            13,506                 23,245              26,958
                                                      ------            ------                 ------              ------
      Gross profit                                     1,743             5,290                  4,430              12,329

     Operating Expenses:
      Marketing expenses                          5,1997,516             7,765                 13,823
      Research and development                         1,350               618                  2,525               1,083
      General and administrative                       2,088             1,796                  3,937               3,031
                                                     -------           -------                -------             -------
        Total operating expenses                       8,637             9,930                 14,227              17,937
                                                     -------           -------                 ------              ------

     Loss from operations                             (6,894)          (4,640)                (9,797)             (5,608)

     Other income (expense), net                         (2)               345                  (132)                 591
                                                  ----------           -------                -------            --------

     Loss before income taxes                         (6,896)           (4,295)                (9,929)             (5,017)
     Income tax expense                                   -               (496)                     -                (246)
                                                  ----------          ---------            ----------             --------
     Net loss                                         (6,896)           (4,791)                (9,929)             (5,263)
     Preferred stock accretion                             -            (1,035)                     -              (1,035)
                                                  ----------           --------            ----------              -------
     Net loss applicable to common
       shareholders                                  $(6,896)          $(5,826)               $(9,929)            $(6,298)
                                                      ======            ======                 ======              ======

     Net loss per share                                $(.42)            $(.29)                 $(.60)              $(.32)
                                                        ====              ====                   ====                ====
     Net loss per common share                         $(.42)            $(.36)                 $(.60)              $(.39)
                                                        ====              ====                   ====                ====

     Weighted average number of
       shares outstanding                         16,522,000         16,368,000            16,514,000          16,347,000
                                                  ==========         ==========            ==========          ==========



                                PHOTOWORKS, INC.
                    SELECTED CONSOLIDATED BALANCE SHEET DATA

                                                         March 31, 2001                  September 30, 2000
                                                         --------------                  ------------------
         Cash and Investments                             $     531,000                       $  2,651,000
         Inventories                                          2,881,000                          5,562,000
         Prepaid expenses                                     1,024,000                          2,759,000
         Current Assets                                       5,511,000                         12,272,000
         Total Assets                                       $15,149,000                        $24,662,000
                                                            ===========                        ===========

         Current Liabilities                                $11,764,000                        $10,135,000
         Total Liabilities                                   11,951,000                         11,658,000
         Total Shareholders' Equity                           3,198,000                         13,004,000
         Total Liabilities and Shareholders' Equity         $15,149,000                        $24,662,000
                                                            ===========                        ===========




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